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EXHIBIT 4

AMENDMENT NO. 6 AND WAIVER

    AMENDMENT NO. 6 AND WAIVER (this "Amendment and Waiver") dated as of December 4, 2000 to the TRANSFER AND ADMINISTRATION AGREEMENT, dated as of June 18, 1999 (as amended by Amendment No. 1 dated September 15, 1999, Amendment No. 2 dated as of December 15, 1999, Amendment No. 3 dated as of June 16, 2000, Amendment No. 4 and Waiver dated as of August 30, 2000 and Amendment No. 5 and Waiver dated as of October 20, 2000, the "Agreement"), by and among KCH FUNDING, L.L.C., a Delaware limited liability company, as transferor (in such capacity, the "Transferor"), UNOVA,  INC., a Delaware corporation, as the parent of the Transferor (in such capacity, the "Parent") and as servicer (in such capacity, the "Servicer"), ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company"), BANK OF AMERICA N.A., a national banking association ("Bank of America"), as Lead Arranger, as agent for the Company and the Bank Investors (in such capacity, the "Agent"), as Administrative Agent and as Bank Investor.

PRELIMINARY STATEMENTS

    WHEREAS, the parties hereto have entered into the Agreement whereby the Transferor may convey, transfer, and assign from time to time undivided interests in certain accounts receivable, and the Company may, and the Bank Investors, if requested, shall accept such conveyance, transfer and assignment of such undivided percentage interests, subject to the terms and conditions of the Agreement; and

    WHEREAS, the parties to the Agreement desire to make certain amendments to the Agreement.

    NOW, THEREFORE, the parties hereby agree as follows:

    1.  Definitions.  Except as otherwise stated herein, capitalized terms not defined herein shall have the respective meanings assigned to them in the Agreement.

    2.  Limited Waiver.  (a) Subject to the satisfaction of the conditions to effectiveness set forth in Section 8 hereof, the Company and the Agent hereby agree to waive during the period from and including November 14, 2000 to but not including February 1, 2001 (i) the compliance by the Parent with Section 5.3 of the Agreement and (ii) the Termination Event under Section 7.1(c)(i) of the Agreement, but only with respect to the failure of the Parent to comply with Section 5.3 of the Agreement.

    (b) The waiver granted herein shall be limited as provided in Section 2(a) hereof, and (i) shall not constitute a waiver of compliance by the Parent with any section of the Agreement except Section 5.3, or a waiver of any Termination Event under the Agreement except the Termination Event under Section 7.1(c)(i) of the Agreement (with respect to the failure of the Parent to comply with Section 5.3 of the Agreement), and (ii) shall not constitute a waiver of compliance by the Parent with Section 5.3 of the Agreement, or a waiver of the Termination Event under Section 7.1(c)(i) of the Agreement (with respect to the failure of the Parent to comply with Section 5.3 of the Agreement) at any time after 12:01 A.M. (New York City time) on February 1, 2001.

    3.  Amendments to the Agreement

    (a) Section 1.1 of the Agreement is hereby amended by amending the definition of "Commitment Termination Date" to read in its entirety as follows:

      "Commitment Termination Date" means January 31, 2001, or such later date to which the Commitment Termination Date may be extended by the Transferor, the Agent and the Bank Investors not later than thirty (30) days prior to the then current Commitment Termination Date.

    (b) Section 1.1 of the Agreement is hereby amended by amending the definition of "Investor Report" to read in its entirety as follows:

      "Investor Report" means a report, in substantially the forms attached hereto as Exhibit E-1 and/or Exhibit E-2, as the context may require, or in such other form as is mutually agreed to by the Transferor and the Agent, furnished by the Servicer pursuant to Section  2.10(a) hereof.

    (c) Section 1.1 of the Agreement is further amended by amending the definition of "Loss Percentage" to read in its entirety as follows:

      "Loss Percentage" means on any given day the greatest of (i) 2.5 times the highest Loss-to-Liquidation Ratio as of the last day of each of the twelve (12) calendar months preceding the then current month, (ii) 4 times the highest Concentration Factor of all Designated Obligors (exclusive of Class 2 Obligors, Class 3 Obligors and Special Concentration Obligors), or (iii) $10,000,000.

    (d) The third sentence of Section 2.6 of the Agreement is hereby amended to read in its entirety as follows:

      "On the Termination Date and on each day thereafter, and on each day on which a Potential Termination Event (other than a Conduit Termination Event) has occurred and is continuing, the Servicer shall set aside and hold in trust for the Agent, on behalf of the Company or the Bank Investors, as applicable (or deposit into the Collection Account if so required pursuant to Section 2.11 hereof), all Collections received on such day."

    (e) The fifth sentence of Section 2.6 of the Agreement is hereby amended to read in its entirety as follows:

      "On the last day of each Tranche Period to occur on or after the Termination Date or during the continuance of a Potential Termination Event (other than a Conduit Termination Event), the Servicer shall deposit to the Agent's account (to the extent not already so deposited), for the benefit of the Company and the Bank Investors, as applicable, all Collections, but not to exceed the sum of (i) the accrued Discount for such Tranche Period, (ii) the portion of the Net Investment allocated to such Tranche Period and (iii) all other Aggregate Unpaids."

    (f)  Section 2.7(b) of the Agreement is hereby amended by deleting the third sentence thereof and replacing it with the following:

      "Notwithstanding anything to the contrary appearing in any of the Transaction Documents, the Servicer shall be permitted to give instructions to a Lock-Box Bank only until the Agent has delivered a Notice of Effectiveness, as defined in the Lock-Box Agreement for such Lock-Box Bank, to such Lock-Box Bank."

    (g) Section 2.10(a) of the Agreement is hereby amended to read in its entirety as follows:

      "(a) On or before the fifteenth (15th) Business Day of each fiscal month, the Servicer shall prepare or cause to be prepared and forward to the Agent and the Administrative Agent (i) an Investor Report in the form of Exhibit E-1 hereto as of the end of the last day of the immediately preceding fiscal month, (ii) if requested by the Agent or the Administrative Agent, a listing by Obligor of all Receivables together with an aging of such Receivables and (iii) such other information pertaining to the Affected Assets or the transactions hereunder as the Agent or the Administrative Agent may reasonably request. In addition, the Servicer shall prepare or cause to be prepared and forward to the Agent and the Administrative Agent by no later than 12 P.M. (Eastern time) on each Business Day an Investor Report in the form of Exhibit E-2 hereto as of the end of the previous Business Day, and such other information pertaining to the Affected

  Assets or the transactions hereunder as the Agent or the Administrative Agent may reasonably request."

    4.  Amendments to Exhibits

    (a) Exhibit C to the Agreement is hereby deleted and replaced with a new Exhibit C in the form of Annex 1 hereto. The Servicer hereby represents and warrants to the Agent that Annex 1 hereto contains a true and complete list of all the Lock-Box Banks and all of the Lock-Box Accounts maintained by the Servicer for the purpose of receiving Collections from Receivables.

    (b) Exhibit E to the Agreement is hereby redesignated as Exhibit E-1 and a new Exhibit E-2 is hereby added to the Agreement in the form of Annex 2 hereto.

    5.  Calculation of Net Receivables Balance and Percentage Factor.  Any provision of the Agreement to the contrary notwithstanding, the parties agree that, for purposes of calculating the amount of any reduction in the Net Investment required to be made by the Transferor on any day in accordance with the provisions of the Agreement, the terms "Net Receivables Balance" and "Percentage Factor" shall be calculated using the amounts set forth on the most recent Investor Report in the form of Exhibit E-2 to the Agreement received by the Agent and the Administrative Agent.

    6.  Further Assurances.  Each of the Transferor and the Parent agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Amendment and Waiver, including, without limitation, the execution and delivery of documents relating to the exercise of control over each Lock-Box Account by the Agent.

    7.  Representations and Warranties.  To induce the Company and the Bank Investors to enter this Amendment and Waiver, each of the Transferor and the Parent hereby represents and warrants (each as to itself) that:

    (a) it has the power, authority and legal right to make and deliver this Amendment and Waiver and to perform its obligations under the Agreement, as amended by this Amendment and Waiver, without any notice, consent, approval or authorization not already obtained, and that it has taken all necessary action to authorize the same.

    (b) the making and delivery of this Amendment and Waiver and the performance of the Agreement, as amended by this Amendment and Waiver, do not violate any provision of law or any regulation, or its charter or by-laws, or result in the breach of or constitute a default under or require any consent under any indenture or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected. The Agreement, as amended by this Amendment and Waiver, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally.

    (c) the representations and warranties made by it contained in any Transaction Document are true and correct on and as of the date of this Amendment and Waiver and after giving effect hereto.

    (d) no Termination Event or Potential Termination Event has occurred and is continuing under the Agreement after giving effect to this Amendment and Waiver.

    8.  Effectiveness.  This Amendment and Waiver shall become effective as of the date hereof, upon the receipt by the Agent of:

    (a) an executed counterpart of this Amendment and Waiver from each party hereto and of the Fee Letter, dated as of the date hereof, among the Transferor, the Parent and the Agent, from each party thereto;

    (b) a Notice of Effectiveness with respect to each Lock-Box Account, executed by the Servicer;

    (c) the payment of a waiver fee in the amount of $113,125; and

    (d) the payment of the invoice of counsel to the Agent in the amount of $17,860.65.

    9.  Reference to and Effect on the Transaction Documents.  Each reference in the Agreement to "this Agreement", "hereunder", "hereof" or words of like import, and each reference in any other Transaction Document to "the Transfer and Administration Agreement", "thereunder", "thereof" or words of like import, referring to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

    10.  Agreement and all other Transaction Documents in Full Force and Effect.  Except as specifically amended hereby, each Transaction Document and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment and Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Company, any Bank Investor or the Agent under any Transaction Document, nor constitute a waiver of any provision of any Transaction Document.

    11.  Counterparts.  This Amendment and Waiver may be signed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute a single instrument with the same effect as if the signatures thereto and hereto were upon the same instrument.

    12.  Governing Law.  THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    IN WITNESS WHEREOF, the parties have caused this Amendment and Waiver to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ENTERPRISE FUNDING CORPORATION, as Company
By:	/s/ ANDREW L. STIDD Name: Andrew L. Stidd Title: President
KCH FUNDING, L.L.C., as Transferor
By:	/s/ ELMER C. HULL, JR. Name: Elmer C. Hull Jr. Title: Treasurer
UNOVA, INC., AS PARENT AND AS SERVICER
By:	/s/ ELMER C. HULL, JR. Name: Elmer C. Hull Jr. Title: Treasurer
BANK OF AMERICA, N.A., as Agent and a Bank Investor
By:	/s/ JOHN K. SVOLOS Name: John. K. Svolos Title: Vice President

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AMENDMENT NO. 6 AND WAIVER
PRELIMINARY STATEMENTS